Exhibit 10.22

Peraso Technologies Inc. 144 Front St W Ste 685 Toronto, Ontario M5J 2L7

April 19, 2023

Ronald Glibbery

Re: Amendment to Executive Employment Agreement dated December 17, 2021

Dear Ron:

This letter (this “Amendment”) amends your Executive Employment Agreement, dated December 17, 2021 (the “Agreement”), with Peraso Technologies Inc. (now known as Peraso Inc., the “Company”), to include an exchange rate clause. Except as specifically noted in this Amendment, the Agreement and its terms and conditions shall remain in full force and effect.

This Amendment is intended to be binding, and if the terms contained in this Amendment are acceptable to you, please acknowledge your acceptance by signing in the signature block below. Capitalized terms used and not otherwise defined herein shall have the meaning given to them in the Agreement.

Upon due execution of this Amendment, Article 3 of the Agreement is hereby amended by adding Section 3.8 Currency Exchange thereto:

“Section 3.8    Currency Exchange.

For purposes of calculating any cash compensation amounts payable by the Company under this Agreement, including Base Salary and Bonus amounts, each payment shall be converted into Canadian dollars at the exchange rate reported by the Bank of Canada (or such other equivalent exchange rate source, as determined by the Company) as of 5:00 p.m. Pacific Time on the first business day of each calendar quarter during which the payment is made.”

In the event of any conflicts or inconsistencies between the provision of this Amendment and the Agreement, this Amendment will control.

Sincerely,

Peraso Technologies Inc.

/s/ James Sullivan
Name: James Sullivan
Title: Chief Financial Officer

ACCEPTED AND AGREED TO

This 19th day of April, 2023.

/s/ Ronald Glibbery
Ronald Glibbery